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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material under Rule 14a-12.
ENHERENT CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Dan S. Woodward
Chairman and Chief Executive Officer

April 5, 2002

Dear enherent Stockholder:

        On behalf of your Board of Directors and your management, I cordially invite you to attend the 2002 Annual Meeting of Stockholders of enherent Corp. The meeting will be held on May 10, 2002 at 2:00 p.m. EST, at the Crowne Plaza Hartford Downtown, 50 Morgan Street, Hartford, Connecticut 06120.

        Enclosed are the Notice of Meeting and Proxy Statement relating to the Annual Meeting, along with the 2001 Annual Report to Stockholders on Form 10-K. Information regarding the matters to be voted upon at the meeting is set forth in the Notice of Meeting and Proxy Statement.

        Your vote is important to us. Whether or not you plan to attend the meeting, please complete and return the attached proxy card in the enclosed envelope. Please note that your completed proxy will not prevent you from attending the meeting and voting in person should you so choose.

        We look forward to seeing you at the meeting.

Sincerely,
Dan S. Woodward

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2002

To the Stockholders of
enherent Corp.:

        The Annual Meeting of Stockholders of enherent Corp. ("enherent" or the "Company") will be held at the Crowne Plaza Hartford Downtown, 50 Morgan Street, Hartford, Connecticut 06120 on May 10, 2002 at 2:00 p.m. EST, for the following purposes:

  1.
  To elect two (2) directors for a three-year term as described in the accompanying proxy materials;

  2.
  To ratify the appointment of Ernst & Young LLP as auditors to audit the accounts of the Company for 2002; and

  3.
  To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on March 14, 2002 are entitled to vote at the meeting. A complete list of those stockholders will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the principal executive offices of enherent Corp., 12300 Ford Road, Suite 450, Dallas, TX 75234, for a period of 10 days prior to the meeting.

        Your attention is directed to the accompanying Proxy Statement and proxy.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By order of the Board of Directors
Jack D. Mullinax Secretary

April 5, 2002

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2002

        The enclosed proxy is solicited by the Board of Directors of enherent Corp. ("enherent" or the "Company") to be voted at the Annual Meeting of Stockholders to be held on May 10, 2002, or any adjournments thereof (the "Annual Meeting"). A stockholder returning a proxy may revoke it at any time prior to the voting at the Annual Meeting by notifying the Secretary of the Company in writing. A proxy, which is not subsequently revoked, returned by a stockholder will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a returned and duly executed proxy, the shares represented by the proxy will be voted FOR the election of the two nominees for director proposed by the Board of Directors and set forth herein, FOR the ratification of the appointment of Ernst & Young LLP as the independent public accountants of enherent for 2002, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on March 14, 2002 are entitled to notice of and to vote at the Annual Meeting. As of March 14, 2002, our classes of capital stock consisted of common stock and one series of convertible preferred stock outstanding that is entitled to vote on an as-converted basis. The following table indicates, as of March 14, 2002, the number of issued and outstanding shares of each class of capital stock and each class' associated voting power:

	ISSUED AND OUTSTANDING	AS-CONVERTED VOTING POWER
Common Stock	17,502,188	17,502,188
Series A Senior Participating Redeemable Convertible Preferred Stock	7,000,000	7,000,000

Total Votes Eligible		24,502,188

        A majority of shares of common stock, including, for this purpose, the shares of common stock issuable upon conversion of the Series A Senior Participating Preferred Stock, must be represented at the meeting, in person or represented by proxy, and will constitute a quorum for the transaction of business at the Annual Meeting. With the exception of the election of directors, which requires a plurality of the votes cast, the affirmative vote of a majority of the votes cast at the meeting is required for each item set forth in the Notice of Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (broker non-votes), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

        The cost of soliciting proxies will be borne by enherent. In addition to solicitation by mail, employees of enherent, without extra remuneration, may solicit proxies in person or by telephone. Mellon Investor Services, LLC has been retained by enherent to assist in the solicitation of proxies for a fee of $3,500 plus reimbursement of expenses. enherent may also reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

        This Proxy Statement and the enclosed form of proxy are being mailed on or about April 5, 2002 to stockholders entitled to notice of, and to vote at, the Annual Meeting. The mailing address of enherent's principal executive offices is 12300 Ford Road, Suite 450, Dallas, TX 75234.

ELECTION OF DIRECTORS

        enherent's Certificate of Incorporation provides for three classes of directors to be as nearly equal in number as possible, with each class serving a three-year term and with one class being elected each year. Currently, the Board of Directors is comprised of eight members. The two Class III directors whose terms expire at the 2002 Annual Meeting are Michael Enthoven and Ronald E. Weinberg. The Board of Directors has nominated Messrs. Enthoven and Weinberg for re-election as Class III directors. The terms of these directors, if elected, will expire at the Annual Meeting of Stockholders in 2005, or at such times as their successors are elected and qualified. Other directors will continue in office until the expiration of the terms of their classes at the 2003 or 2004 Annual Meeting of Stockholders, as the case may be.

        In the event that any of the nominees for director should become unavailable for nomination or election, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board of Directors, unless the Board of Directors reduces the number of directors. If properly executed and timely returned, the accompanying proxy will be voted FOR the election of the two nominees set forth below.

        Certain information as of March 14, 2002 with respect to the nominees for directors and as to each current director in the classes continuing in office is shown below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH OF THE NOMINEES FOR DIRECTOR.

Nominees for Class III Directors for a Three-Year Term Expiring in 2005

Michael Enthoven, 50

        Michael Enthoven has been a director of enherent since July 1997. Mr. Enthoven has been President & COO of The Capital Markets Company since November 2000. Mr. Enthoven retired from J.P. Morgan & Co. in June 1998. Prior to that time, he had served as the Chairman of J.P. Morgan's Plan Sponsor Group and as J.P. Morgan's Head of Global Technology and Operations from November 1992 to May 1997 and as Chairman of J.P. Morgan's Operating Risk Committee from July 1995 to May 1997. From June 1991 to November 1992, he served as co-head of J.P. Morgan's Global Markets Group. Mr. Enthoven graduated from Leyden University in The Netherlands in 1974 with a degree in Law and served in the Dutch Navy. Mr. Enthoven is a trustee of the North American Electric Reliability Council, Mount Sinai NYU Health, and Pggm Pension Fund. He is a director of NIB Capital Bank N.V. and Commercial Materials LLC.

Ronald E. Weinberg, 60

        Ronald E. Weinberg has been a director of enherent since July 1999. He has served as Co-Chairman of the Board of Directors of Hawk Corporation since May 1999, and Treasurer and Director since March 1989. Prior to his appointment as Co-Chairman, he served as Chairman of the Executive Committee. Mr. Weinberg also served as Vice Chairman of the Board of the company since 1989. Mr. Weinberg has over 28 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing. Since December 1997, Mr. Weinberg has been the

Chairman of the Board and Chief Executive Officer of New Channel Communications Corp., a company specializing in direct marketing and the providing of computer software solutions.

Members of Board of Directors Continuing in Office
Class II
Term Expiring in 2003

Robert P. Forlenza, 46

        Robert P. Forlenza has been a Director of enherent since November 1996. Since 1995, Mr. Forlenza has also served as Vice President of Tudor Investment Corporation and Managing Director of the Tudor Private Equity Group. Prior to joining Tudor, Mr. Forlenza was a Vice President at Carlisle Capital Corporation from 1989 to 1994. Mr. Forlenza graduated from Harvard University Graduate School of Business Administration in 1982 with an M.B.A. and from Washington and Lee University in 1978 with a B.S. in Business Administration and Accounting.

Irwin J. Sitkin, 72

        Irwin J. Sitkin has been a Director of enherent since July 1990. In 1989 he retired as Vice President, Corporate Administration of Aetna Life and Casualty after 35 years with the company. Since retiring, Mr. Sitkin has been a consultant to, among others, Unisys, Memorex Telex Corporation, Amdahl Corporation, Digital Equipment Corporation, IBM and Northern Telcom Inc. Mr. Sitkin is an honorary trustee of the Computer Museum, University of Hartford's Ward College of Technology and the Northern Middlesex County (CT) YMCA and an active member of the Society for Information Management (SIM). Mr. Sitkin graduated from Cornell University in 1952 with a B.S. in Economics.

Dan S. Woodward, 41

        Mr. Woodward is Chairman and Chief Executive Officer of enherent Corp. Mr. Woodward came to enherent in May, 1999 from Electronic Data Systems (EDS), where his last position was President of the Strategic Telecom Division, with responsibility for EDS's global business relationships with clients such as AT&T, BellAtlantic, GTE, TCI and Western Union. Prior to that, he served as Vice President, Managed Network Solutions in the Communications Industry Group, leading the strategy and market development teams for the EDS/BellSouth managed network solutions marketing alliance. Prior to joining EDS in August 1997, Mr. Woodward served in a variety of executive and management roles at IBM where he was employed from 1982 through 1995. In his final post at the IBM subsidiary Technology Service Solutions, he served as Vice President and Area General Manager, Southwest Area.

Class I
Term Expiring in 2004

Douglas K. Mellinger, 37

        Douglas K. Mellinger founded PRT Corp. of America, enherent's predecessor, in 1989 and was CEO from its inception until June 1999. Mr. Mellinger has been a director of enherent since 1989. Currently, Mr. Mellinger is Chairman/CEO of Foundation Source, a philanthropic solutions company. Mr. Mellinger is founder and Partner of Zeno Ventures, a holding company. Prior to starting enherent, Mr. Mellinger was the National and International Director of the Association of Collegiate Entrepreneurs. Mr. Mellinger is the Chairman of the National Commission on Entrepreneurship in Washington, D.C., on the Board of The Kauffman Center for Entrepreneurial Leadership and on the Advisory Board for the London Business School. Mr. Mellinger is the past International President of the Young Entrepreneurs' Organization and a member of the Young Presidents' Organization

Jack L. Rivkin, 61

        Jack L. Rivkin has been a director of enherent since 1996. Mr. Rivkin was an Executive Vice President of Citigroup Investments, a member of Citigroup, from October 1995 until his retirement in 2001. He was Vice Chairman and Director of Global Research at Smith Barney from March 1993 to October 1995. Prior to joining the Travelers organization in 1993, Mr. Rivkin was Director of the Equities Division and Director of Research of Lehman Brothers from 1987 to 1992. From 1984 to 1987, Mr. Rivkin was President of PaineWebber Capital, Inc., the merchant banking arm of PaineWebber Group, and Chairman of Mitchell Hutchins Asset Management. He has held various senior management positions in the securities and investment management industries since 1973. He is a director of a number of private venture companies in which Citigroup Investments has an investment. He is an adjunct professor at Columbia University Graduate School of Business.

Isaac Shapiro, 71

        Isaac Shapiro has been a Director of enherent since July 1991 and is Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Shapiro has been with Skadden, Arps since April 1986. From 1956 to 1986 Mr. Shapiro was with the law firm of Milbank, Tweed, Hadley & McCloy and was a partner in that firm from 1966 to 1986. Mr. Shapiro is a Trustee of the Bank of Tokyo-Mitsubishi Foundation in New York and President of the Board of Trustees of the Isamu Noguchi Foundation, also in New York. Mr. Shapiro is a graduate of Columbia College and Columbia Law School and was a Fulbright Scholar at the University of Paris from 1956 to 1957.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding the beneficial ownership of enherent common stock as of March 14, 2002 by each director and nominee for director, the executive officers named in the Summary Compensation table below and by all directors and executive officers as a group. Except as set forth below, each of the individuals listed below has sole voting and investment power over such shares and is the owner of less than one percent of the outstanding shares of enherent common stock. The business address of each director and executive officer is: c/o enherent Corp., 12300 Ford Road, Suite 450, Dallas, TX 75234.

Director and Executive Officer enherent Common Stock Ownership

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent Of Class(1)
Michael Enthoven(2)	45,833	*
Robert P. Forlenza(3)	40,000	*
Douglas K. Mellinger(4)	1,900,290	11
Robert D. Merkl(5)	14,999	*
Jack D. Mullinax(6)	87,718	*
Jack L. Rivkin	0	*
Isaac Shapiro(7)	301,230	2
Irwin J. Sitkin(8)	53,500	*
Ronald E. Weinberg(9)	100,000	*
George Warman(10)	64,656	*
Dan S. Woodward(11)	836,390	5
Directors and executive officers of enherent group, 11 persons(12)	3,444,616	18

*less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of enherent common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)
Includes 42,500 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.
(3)
Consists of shares subject to options currently exercisable or exercisable within 60 days of the date hereof.
(4)
Includes 20,000 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.
(5)
Consists of shares subject to options currently exercisable or exercisable within 60 days of the date hereof.
(6)
Consists of shares subject to options currently exercisable or exercisable within 60 days of the date hereof.
(7)
Includes 47,000 shares subject to options currently exercisable or exercisable within 60 days of the date hereof. Also includes 15,230 shares held by Mr. Shapiro's wife, for which Mr. Shapiro disclaims beneficial ownership.
(8)
Includes 48,500 shares subject to options currently exercisable or exercisable within 60 days of the date hereof. Also includes 5,000 shares held by the Sitkin Family Foundation, for which Mr. Sitkin disclaims beneficial ownership.
(9)
Consists of 40,000 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.
(10)
Consists of 52,656 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.

(11)
Consists of 806,390 shares subject to options currently exercisable or exercisable within 60 days of the date hereof.
(12)
Of the total number of shares beneficially owned by the Directors and Executive Officers, 1,199,763 are subject to stock options.

5% Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership of enherent common stock as of March 14, 2002 by each person or group known to enherent to beneficially own more than 5% of the outstanding common stock, as well as the outstanding Series A Senior Participating Redeemable Convertible Preferred Stock.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)		Percent of Class(1)	Series A Preferred Stock(1)		Percent of Class(1)
Douglas K. Mellinger 260 Sycamore Terrace Stamford, CT 06902	1,900,290	(2)	11
Paul L. Mellinger 209 33rd Street Manhattan Beach, CA 90266	2,043,080		12
Gregory S. Mellinger 172 Route 101, Unit #9 Bedford, NH 03110-5416	1,785,980		10
Tudor BI Global Portfolio Ltd. 40 Rowes Wharf Boston, MA 02110	6,387,300	(3)	28	3,750,000		54
The Travelers Indemnity Company One Tower Square Hartford, CT 06183	5,257,540	(4)	24	2,750,000	(5)	39
Rho Management, Inc. 152 West 57th Street, 23rd Floor New York, NY 10019	1,103,308		6
State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	1,305,000		7

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. These rules require that we consider all shares of common stock that can be issued under convertible securities, warrants or options currently or within 60 days ("common stock equivalents") to be outstanding for the purpose of computing the percentage ownership of the person holding those securities, but do not consider those securities to be outstanding for computing the percentage ownership of any other person. Each owner's percentage is calculated by dividing the number of shares owned by that owner plus the number of shares that can be obtained (by exercise or conversion) by that owner within 60 days by the sum of the number of shares of outstanding common stock, 17,502,188, and the number of shares that owner has the right to acquire/convert within 60 days.

(2)
Includes 20,000 shares subject to options exercisable or exercisable within 60 days of the date hereof.
(3)
Consists of 3,750,000 shares issuable upon conversion of Series A Senior Participating Redeemable Convertible Preferred stock held by Tudor BVI Global Portfolio Ltd., Raptor Global Portfolio Ltd., and Tudor Arbitrage Partners L/P. (collectively "Tudor"). Also includes 1,875,000 shares subject to warrants exercisable or exercisable within 60 days of the date hereof. Tudor's percentage of the number of common shares beneficially owned is calculated by dividing Tudor's total number of shares beneficially held, 6,387,300, by the sum of enherent's outstanding common stock, 17,502,188 plus the number of shares of common stock that Tudor has the right to acquire upon exercise or conversion within 60 days, 5,625,000.
(4)
Consists of 2,750,000 shares issuable upon conversion of Series A Senior Participating Redeemable Convertible Preferred stock held by Travelers. Also includes 1,875,000 shares subject to warrants exercisable or exercisable within 60 days of the date hereof. Travelers percentage of the number of common shares beneficially owned is calculated by dividing Travelers total number of shares beneficially held, 5,257,540 by the sum of enherent's outstanding common stock, 17,502,188, plus the number of shares of common stock that Travelers has the right to acquire upon exercise or conversion within 60 days, 4,625,000.
(5)
On January 30, 2002, with the approval of the Board of Directors, enherent entered into a Stock Purchase Agreement with The Travelers Indemnity Company ("The Travelers"). The Travelers converted one million (1,000,000) shares of its Series A Senior Participating Redeemable Convertible Preferred Stock to 1,000,000 shares of enherent Common Stock. Under the terms of the Stock Purchase Agreement, The Travelers then sold the 1,000,000 shares of Common Stock to enherent for $200,000. enherent has retired the 1,000,000 shares of Series A Senior Participating Redeemable Convertible Preferred Stock. This figure does not include those 1,000,000 shares.

MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

        The Board of Directors held five meetings in 2001. Attendance at such meetings averaged approximately 80%. All directors, except for Directors Michael Enthoven, Jack Rivkin and Isaac Shapiro, attended at least 75% of the meetings of the Board of Directors and Board committees of which they are members. The Company has an Audit Committee and a Compensation Committee, but no Nominating Committee. The functions of a Nominating Committee are performed by the entire Board of Directors.

        AUDIT COMMITTEE. Our Audit Committee is currently comprised of Michael Enthoven, Robert P. Forlenza, and Isaac Shapiro, all of whom are non-employee directors. The Audit Committee has responsibility and authority for recommending to our Board the auditors to serve as the independent auditors of our books, records and accounts; reviewing the scope, fees and results of audits made by the independent auditors; and receiving and reviewing the audit reports submitted by the independent auditors. The Audit Committee met on four occasions during the year ended December 31, 2001.

        COMPENSATION COMMITTEE. The Compensation Committee is responsible for the administration of all salary, bonus and incentive compensation plans for the officers and key employees of the Company. The Compensation Committee also administers the Company's Amended and Restated 1996 Stock Option Plan (the "Stock Option Plan"). The members of the Compensation Committee are Douglas K. Mellinger, Jack L. Rivkin and Irwin J. Sitkin, all of whom are independent directors. During 2001, the Compensation Committee met five times.

DIRECTOR COMPENSATION

        Directors are not entitled to fees for serving on the Board of Directors or committees thereof. All directors, however, are reimbursed for travel expenses incurred in connection with attending Board and committee meetings. In addition, under the terms of the Company's Stock Option Plan, prior to December 1999, directors who were not executive officers of the Company were automatically granted annually options to purchase up to 3,000 shares of enherent common stock. In December 1999, the Board of Directors approved an increase in the number of options granted to directors to 20,000 options. Director Jack Rivkin has heretofore waived his right to such option grants.

EXECUTIVE OFFICERS

        The following table sets forth the executive officers of the Company and their ages as of December 31, 2001 (collectively, the "Management").

Name	Age	Position with the Company
Dan S. Woodward	41	Chairman and Chief Executive Officer
Jack D. Mullinax	61	Executive Vice President, Secretary, Treasurer
Robert D. Merkl	48	President and Chief Operating Officer
George Warman	39	Chief Financial Officer, Executive Vice President

        Dan S. Woodward is Chairman and Chief Executive Officer of enherent Corp. Mr. Woodward also served as President of enherent Corp. until March 7, 2002. Mr. Woodward came to enherent in May 1999 from Electronic Data Systems (EDS), where his last position was President of the Strategic Telecom Division, with responsibility for EDS's global business relationships with clients such as AT&T, BellAtlantic, GTE, TCI and Western Union. Prior to that, he served as Vice President, Managed Network Solutions in the Communications Industry Group, leading the strategy and market development teams for the EDS/BellSouth managed network solutions marketing alliance. Prior to joining EDS in August 1997, Mr. Woodward served in a variety of executive and management roles at IBM where he was employed from 1982 through 1995. In his final post at the IBM subsidiary Technology Service Solutions he served as Vice President and Area General Manager, Southwest Area.

        Jack D. Mullinax served as Chief Financial Officer and Executive Vice President, Corporate Services for enherent Corp. Mr. Mullinax stepped down from his position as Chief Financial Officer on December 31, 2001. He will continue in his roles as Executive Vice President, Corporate Services, Secretary and Treasurer of the Company. Mr. Mullinax joined enherent Corp. in July 1999. During his 30-year career at IBM, Mr. Mullinax rose through the ranks of the Field Engineering Division to the posts of Branch Manager, Area Manager of Finance, Planning and Administration, National Service Division Manager of Field Operations as well as Region Manager, Southern California. In 1990, Mr. Mullinax took his experience in the service operations and finance arena and moved into Human Resource Management. Mr. Mullinax joined Technology Services Solutions (TSS), a subsidiary of IBM, in 1993 as the Senior Human Resources Manager supporting 4000 employees across the United States. During his tenure at TSS he facilitated the ISO 9000 certification of the company. Mr. Mullinax did his undergraduate work at Southern Illinois University in Edwardsville, Illinois and Colgate University in Hamilton, New York and received an MBA from Southern Methodist University in Dallas, Texas.

        George Warman has served as Controller and Vice President, Finance for enherent Corp., since October of 1999. Effective January 1, 2002, Mr. Warman was named Chief Financial Officer and Executive Vice President. Mr. Warman joined enherent Corp. from Electronic Data Systems (EDS), where he served in accounting and financial positions for 10 years. Mr. Warman's final position at EDS was Divisional Controller in the Communications Industry Group providing accounting and new business analysis support. Prior to joining EDS, Mr. Warman was in the Supervision and Regulations Division at the Federal Reserve Bank in Dallas. Mr. Warman earned his bachelor's degree in Accounting from Arkansas Tech University in Russellville, Arkansas.

        Robert D. Merkl is President and Chief Operating Officer for enherent Corp. Mr. Merkl joined enherent in 2000 as Senior Vice President, Operations. Mr. Merkl was named Chief Operating Officer and Executive Vice President effective August 2, 2002. Effective March 7, 2002, Mr. Merkl became President of enherent Corp. Prior to joining enherent, Mr. Merkl was an Account Manager at Electronic Data Systems (EDS). Mr. Merkl also enjoyed a distinguished 23-year career in the United States Army. In addition to a wide variety of senior command posts in the United States Army culminating as Chief, Western Hemisphere Operations, Mr. Merkl also served as a Professor of Economics at the United States Military Academy at West Point. Mr. Merkl holds a Bachelor of Science in Engineering from the United States Military Academy at West Point, a Masters of Military Arts and Science from the Command and General Staff College at Fort Leavenworth, Kansas, a Masters of Business Administration with Honors from the University of Chicago, and a Masters Degree in National Security Strategy from the National War College.

EXECUTIVE COMPENSATION

Report of Compensation Committee

        The Compensation Committee of the Board of Directors (the "Committee"), which is comprised entirely of non-employee directors, is responsible for the establishment and administration of the compensation programs for enherent's executive officers, including the Chief Executive Officer. The Committee met five times in 2001 to address items related to the compensation and benefits of enherent's executive officers.

Compensation Philosophy

        The Committee has adopted a compensation philosophy based on the premise that executives should receive competitive compensation determined by reference to both enherent's performance and the individual's contribution to that performance. Compensation plans and programs are intended to motivate and reward executives for long-term strategic management and the enhancement of stockholder value, support a performance-oriented environment that rewards achievement of internal business goals and attract and retain executives whose abilities are critical to the long-term success and competitiveness of enherent.

        enherent's compensation programs are designed to provide executives with a competitive earnings opportunity, with earnings linked to the short-term and long-term performance of enherent. The Committee has developed executive compensation principles to provide guidance in the design and operation of the senior management compensation plans and in the review of executive performance. enherent's executive compensation program consists of three key elements: (a) base salary; (b) short-term incentives, i.e., annual bonus; and (c) long-term incentives, i.e., stock options.

        Competitiveness.    Total compensation for senior managers is targeted to produce pay consistent with enherent's performance compared against a group of direct competitors and selected major corporations of comparable size and scope of operations.

        Performance Contingency.    The design of the total compensation package reflects a bias toward variable pay that matches pay to the achievement of short-term and long-term performance objectives. For the named officers and senior executives, the variable portion of the pay program ranges from 50% - 100% of total target pay.

        Accountability to Stakeholders.    Performance measures used in enherent's incentive programs support value creation for our three key stakeholders: shareholders, customers and employees.

        CEO Compensation.    The factors the Committee considered in determining the CEO compensation for 2001 are the same factors applied in the same manner as were considered for all the executive officers.

        Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain "performance-based" compensation may be excluded from such $1 million limitation. While neither the Chief Executive Officer nor the four other most highly compensated officers of the Company earned in excess of $1 million in fiscal year 2001, the Committee intends to structure future annual cash bonus awards and stock option grants under the Stock Option Plan in a manner designed to make such awards "performance-based" compensation to the extent practicable.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is composed of Douglas K. Mellinger, Jack L. Rivkin and Irwin J. Sitkin, none of whom are employees or current officers of enherent. Mr. Mellinger was CEO of enherent until June 1999. Mr. Rivkin and Mr. Sitkin are not former officers of enherent.

Douglas K. Mellinger, Compensation Committee Member
Jack L. Rivkin, Compensation Committee Member
Irwin J. Sitkin, Compensation Committee Member

Performance Graph

        The following graph compares the cumulative total stockholder return on enherent common stock, including reinvestment of dividends since the date of the Company's initial public offering in November 1997 through December 31, 2001, with the cumulative total return of the Russell 2000 index and a peer group index assuming an investment of $100 since November 1997.

        THE FOLLOWING GRAPH IS PRESENTED IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION REQUIREMENTS. STOCKHOLDERS ARE CAUTIONED AGAINST DRAWING ANY CONCLUSIONS FROM THE DATA CONTAINED THEREIN, AS PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. THIS GRAPH IN NO WAY REFLECTS ENHERENT'S FORECAST OF FUTURE FINANCIAL PERFORMANCE.

Comparison of Cumulative Total Return Since Publicly Traded

DIVIDEND REINVESTED TOTAL RETURN

Company/Index Name	11/21/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

enherent	$100	$85.85	$22.64	$16.51	$7.08	$1.66
Peer Index	$100	$117.38	$130.27	$105.30	$18.99	$21.04
Russell 2000 Index	$100	$101.75	$98.90	$118.27	$113.17	$114.32

  Peer Index (CVNS, CHRZ, IGTE, ITIG)

  2000 Peer Index included, in addition to the above, IMRS, which merged with CGI Group and MRCH, which is no longer in business.

        Notwithstanding anything to the contrary set forth in any of enherent's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filings.

Summary Compensation Table

        The following Summary Compensation Table sets forth information with respect to the compensation paid by enherent during each of the three years ended December 31, 2001, 2000 and 1999 to (i) each individual who served as Chief Executive Officer during the fiscal year ended December 31, 2001, and (ii) each of the other executive officers of enherent whose total salary and bonus exceeded $100,000 during 2001 and who were serving as executive officers as of December 31, 2001:

Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Number of Securities Underlying Options (#)	All Other Compensation ($)(2)
Dan S. Woodward(1) Chairman & Chief Executive Officer	2001 2000 1999	318,000 318,000 195,000	36,750 515,809 350,000	0 0 0	0 269,585 710,000	27,197 99,059 14,213
Robert D. Merkl(3) President and Chief Operating Officer	2001 2000 1999	155,625 98,958 0	32,324 18,000 0	0 0 0	100,000 40,000 0	0 0 0
Jack Mullinax(4) Executive Vice President, Corporate Services, Treasurer & Secretary	2001 2000 1999	180,000 155,000 65,385	75,000 22,500 0	0 0 0	0 96,579 70,000	0 32,769 29,500
George Warman(5) Executive Vice President and Chief Financial Officer	2001 2000 1999	135,000 125,000 22,756	60,000 0 20,000	0 0	0 38,985 50,000	0 10,558 9,576

(1)
Mr. Woodward's employment began in May 1999. Mr. Woodward served as President and CEO from the date his employment began until March 7, 2002 when Robert D. Merkl was named President. The year 2000 bonus amount includes a $230,000 bonus guarantee for 1999, which was paid in 2000. The other compensation amount includes cost of Company provided automobile, housing, personal travel and meals allowance.
(2)
This amount includes personal travel, housing, car allowance and meal allowance.
(3)
Mr. Merkl's employment began in February 2000 as Senior Vice President, Operations. Mr. Merkl was named Chief Operating Officer and Executive Vice President effective August 2, 2001. Mr. Merkl became President of enherent Corp. effective March 7, 2002, and currently serves as President and Chief Operating Officer.
(4)
Mr. Mullinax's employment began in July 1999. Mr. Mullinax was named CFO & Treasurer effective September 15, 2000. Mr. Mullinax was named Corporate Secretary effective December 29, 2000. Mr. Mullinax resigned his position as CFO effective January 1, 2002. Mr. Mullinax currently serves as EVP of Corporate Services, Secretary and Treasurer.
(5)
Mr. Warman's employment began in October 1999. Mr. Warman was named Controller and Vice President, Finance effective November 1, 2000. Mr. Warman was named Chief Financial Officer and Executive Vice President effective January 1, 2002.

Option Grants in Last Fiscal Year

        The following table sets forth information concerning the grant of stock options to each of the named executive officers during the last fiscal year.

Option Grants In Last Fiscal Year

INDIVIDUAL GRANTS					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Dan S. Woodward	0	0			0	0
Robert D. Merkl	100,000	43.4	0.10	2011	6,300	15,900
Jack Mullinax	0	0			0	0
George Warman	0	0			0	0

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table sets forth information concerning the exercise of stock options during the last fiscal year by each of the named executive officers and year-end values of unexercised options.

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1) Exercisable/Unexercisable

Dan S. Woodward	0	0	563,195/416,390	0/0
Robert D. Merkl	0	0	13,333/126,667	0/12,000
Jack Mullinax	0	0	78,860/87,719	0/0
George Warman	0	0	46,328/42,657	0/0
(1)
Based on the difference between the exercise price of the options and the fair-market value of the enherent common stock on December 31, 2001 ($.22).

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        The Company entered into an employment agreement with Dan S. Woodward ("Woodward Agreement"). The Woodward Agreement has a term of three years commencing on May 17, 1999. Under the agreement Mr. Woodward shall serve as President and Chief Executive Officer, earning a base salary of $318,000, with a target bonus opportunity of 100% of the base salary under the annual incentive award plan determined by the Compensation Committee. For 1999, Mr. Woodward was guaranteed a $150,000 bonus. The Company agreed to pay Mr. Woodward a sign-on bonus in the aggregate sum (net of all payroll taxes) of $200,000 in cash within three business days of the start of Mr. Woodward's employment with the Company and an additional sign-on bonus of the cash equivalent of 40,000 shares of the Company's stock measured as of the date he joined the Company, such additional sign-on bonus to be paid on or before January 15, 2000. In addition, the Company awarded Mr. Woodward options to purchase 710,000 shares of common stock and agreed to pay over the term of the Woodward Agreement up to a total of $125,000 as reimbursement for all reasonable and documented costs associated with his relocating his residence, traveling to and from his residence, local housing, automobile costs and other costs directly related to his relocation, housing or travel.

        If Mr. Woodward's employment is terminated without cause (as defined in the Woodward Agreement), enherent shall continue to pay Mr. Woodward (i) the annual base salary at the date of termination for the greater of one (1) year or remainder of the term and (ii) any earned Performance Bonus prorated as of the date of termination. enherent shall also continue to pay employee benefits, including relocation allowance and vacation time, for the greater of one (1) year or the remainder of the term.

        In 1999, Mr. Jack Mullinax entered into an employment agreement with the Company pursuant to which he serves as Chief Financial Officer, Treasurer, Secretary and Executive Vice President Corporate Services. That employment agreement had a two-year term that commenced on August 1, 1999. The Company and Mr. Mullinax entered into a written Addendum in July 2001, extending the term of this employment agreement for one year. Effective January 1, 2002, Mr. Mullinax resigned his position as CFO of enherent. Mr. Mullinax will continue to serve as Treasurer, Secretary and Executive Vice President Corporate Services under his existing employment agreement with the exception that his base salary decreased to $165,000 from $180,000. During his employment with the Company, Mr. Mullinax has been awarded 166,579 stock options, the strike prices of which were 70,000 at $2.1875, 26,579 at $1.188, and 70,000 at $0.6875.

        Mr. George Warman is a party to an employment agreement with the Company pursuant to which he serves as Controller and Assistant Treasurer. Mr. Warman's employment agreement has a two-year term that commenced on November 1, 2000. On January 1, 2002, Mr. Warman was named CFO, Executive Vice President, and operates in this capacity under his existing employment agreement with the exception that his base salary increased to $150,000 from $135,000, with future raises and other compensation to be determined by the Board of Directors' Compensation Committee. During his employment with the Company, Mr. Warman has been awarded 88,985 stock options, the strike prices of which were 50,000 at $1.8750, 18,985 at $1.1880, and 20,000 at $0.6875.

        Mr. Robert D. Merkl is a party to an employment agreement with the Company pursuant to which he serves as Senior Vice President, Operations. Mr. Merkl's employment agreement has a two-year term that commenced on November 1, 2000. On August 2, 2001, Mr. Merkl was named Chief Operating Officer, Executive Vice President, and on March 7, 2002, Mr. Merkl was named President. Mr. Merkl serves as President and Chief Operating Officer under his existing employment agreement with the exception that his base salary increased to $180,000 from $155,625, with future raises and other compensation to be determined by the Board of Directors' Compensation Committee. During his employment with the Company, Mr. Merkl has been awarded 140,000 stock options, the strike prices of which were 5,000 at $1.1250, 5,000 at $0.6875, 30,000 at $0.6250 and 100,000 at $0.1000.

        If Mr. Mullinax's, Mr. Warman's, or Mr. Merkl's employment with the Company is terminated Without Cause during the term of his employment agreement, each such Officer will be entitled to receive one (1) year salary continuation of base salary and any performance bonus pro-rated to the date of termination. In addition, all options of each of Mr. Mullinax, Mr. Warman and Mr. Merkl vest immediately upon a termination Without Cause. Termination for "Cause" shall mean the Executive's conviction of a felony, the Executive's personal dishonesty directly affecting the Employer, willful misconduct (which shall require prior written notice to the Executive from the Chief Executive Officer unless not curable or such misconduct is materially injurious to the Company), breach of a fiduciary duty involving personal profit to the Executive or intentional failure to substantially perform his duties after written notice to the Executive from the President (and a reasonable opportunity to cure such failure) that, in the reasonable judgment of the Chief Executive Officer, the Executive has failed to perform specific duties. All other terminations shall be treated as a termination Without Cause, including any demotion resulting in a material adverse change in the duties, responsibilities or role, or reporting relationships of the Executive.

        In the event of a Change in Control in the Company during the Term of Mr. Mullinax's, Mr. Warman's or Mr. Merkl's employment with the Company, then all Options granted to the Executives that are outstanding at the time of such Change in Control shall become immediately exercisable in full. Furthermore, following a Change in Control, if the Executives employment is terminated within six (6) months after the date of the Change in Control, without cause, each such Officer will be entitled to receive one (1) year salary continuation of base salary and any performance bonus pro-rated to the date of termination.

Certain Transactions

        Mr. Isaac Shapiro, a director of enherent, was a partner of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"). enherent retained Skadden, Arps to provide various legal services to the Company during 2001; the amount paid to Skadden, Arps for such services did not exceed 5% of Skadden, Arps' gross revenues for fiscal year 2001. As of April 1, 2001, Mr. Shapiro no longer had an interest in the firm.

        On January 30, 2002, with the approval of the Board of Directors, enherent entered into a Stock Purchase Agreement with The Travelers Indemnity Company ("The Travelers"). The Travelers converted one million (1,000,000) shares of its Series A Senior Participating Redeemable Convertible Preferred Stock to 1,000,000 shares of enherent Common Stock. Under the terms of the Stock Purchase Agreement, The Travelers then sold the 1,000,000 shares of Common Stock to enherent for $200,000. enherent has retired the 1,000,000 shares of Series A Senior Participating Redeemable Convertible Preferred Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

        enherent's directors, executive officers and beneficial owners of more than 10% of its common stock (collectively, "insiders") are required under the Exchange Act to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership in their holdings of enherent common stock. Copies of these reports must also be furnished to enherent. The SEC has established specific due dates, and we are required to disclose in the proxy statement any failure to file by those dates. Based on our review of copies of Section 16(a) reports that we received from insiders for their 2001 transactions, we believe that our insiders have complied with all Section 16(a) filing requirements applicable to them during 2001, with two exceptions. A Form 5 covering Ronald Weinberg's sale of 9,000 shares of enherent stock was filed in March 2002 rather than by February 14, 2001. A Form 3 covering Robert D. Merkl's Employee Stock Option Grants for 150,000 shares of enherent common stock was filed in January 2002 rather than by August 12, 2001.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, upon the recommendation of the Audit Committee, has selected Ernst & Young LLP to serve as enherent's independent public accountants for the year ending December 31, 2002. Ernst & Young LLP has been enherent's auditors since July, 1997.

Following is a summary of Ernst & Young's fees for the year ended December 31, 2001:

        Audit Fees.    Ernst & Young's aggregate fees for our 2001 annual audit and review of financial statements contained in our Quarterly Reports on Form 10-Q during 2001 were $113,089.

        Financial Information Systems Design and Implementation Fees.    Ernst & Young did not render any professional services to us in 2001 with respect to financial information systems design and implementation.

        All Other Fees.    Ernst & Young's fees for all other professional services rendered to us during 2001 were $139,176, including audit related services of $63,700 and other services of $75,476. Audit related services included fees for audits of our employee benefit plans. Other services included fees for tax consultation, tax returns and accounting consultations.

        The Audit Committee has reviewed and believes that the non-audit related fees are compatible with maintaining auditor independence.

        Your ratification of our Board of Directors' selection of Ernst & Young LLP is not necessary because our Board has responsibility for selection of our independent auditors. Nevertheless, if the appointment is not approved, the Board of Directors will reconsider its appointment. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will be available to respond to questions and will have the opportunity to make a statement, should he or she so desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002.

VOTING RESULTS OF THE ANNUAL MEETING

        We will announce the voting results at the meeting and will publish the results in our quarterly report on Form 10-Q for the second quarter of 2002. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting either our Secretary at (972) 243-8345 or the Securities and Exchange Commission at (800) SEC-0330 or www.sec.gov.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

        The Committee discussed with the independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2001. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of Ernst & Young LLP as the Company's independent auditors for 2002.

Isaac Shapiro, Audit Committee Chair
Robert Forlenza, Audit Committee Member
Michael Enthoven, Audit Committee Member

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by enherent for inclusion in its Proxy Statement and form of proxy relating to that meeting is December 6, 2002. Proposals may be mailed to enherent Corp., Secretary, 12300 Ford Road, Suite 450, Dallas, Texas 75234.

        In addition, a stockholder may bring business before the annual meeting, other than a proposal included in the Proxy Statement, or may submit nominations for director if the stockholder complies with the requirements specified in enherent's bylaws. The requirements include: (i) providing written notice to enherent's Secretary at the above address that is received not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders (subject to adjustment if the subsequent year's annual meeting date is substantially moved, as provided in the bylaws); and (ii) supplying the additional information listed in Article II, Section 7 of enherent's bylaws.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. However, if any other matter calling for a vote of stockholders is properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

        A COPY OF ENHERENT'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS BEING MAILED TOGETHER WITH THIS PROXY STATEMENT. SUCH REPORT SHOULD NOT BE CONSIDERED AS PART OF THE PROXY MATERIALS. ADDITIONAL COPIES ARE AVAILABLE AND WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO

ENHERENT CORP., 12300 FORD ROAD, SUITE 450, ATTENTION: JACK D. MULLINAX, CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE ELECTRONICALLY ON ENHERENT'S INTERNET WEBSITE AT HTTP://WWW.ENHERENT.COM. OR ON THE SEC'S WEBSITE AT WWW.SEC.GOV.

By order of the Board of Directors
Jack D. Mullinax Secretary

April 5, 2002

Please mark your votes as indicated in this example	☒
		FOR	WITHHELD	EXCEPTION*
1.	Election of Directors	☐	☐	☐
The Board of Directors recommends a vote "FOR" the nominees listed below: (Nominees: 01 Michael Enthoven, 02 Ronald E. Weinberg)

To vote your shares for all director nominees mark the "For" box on Item 1. To withhold your votes for all nominees, mark the "Withheld" BOX. If you do not wish your shares voted for a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided. Such a mark will be deemed a vote "FOR" a nominee other than these listed as exceptions.

2.	Ratification of the appointment of accountants. The Board of Directors recommends a vote "FOR" the ratification of accountants.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
Check here if you:
I plan to attend the Annual Meeting			☐
I want to stop receiving more than one Annual Report at this address			☐
I have a change of address on this card (indicate address change below)			☐
Dated: , 2002

__________________________________ Signature

__________________________________ Signature
Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

____________________________________________________________________

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[enherent LOGO]

PROXY/VOTING INSTRUCTION CARD

        This Proxy is solicited on behalf of the Board of Directors of enherent Corp. for the Annual Meeting of Stockholders on May 10, 2002.

        The undersigned hereby authorizes Jack D. Mullinax and George O. Warman, and each or any of them with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Stockholders to be held at the Crowne Plaza Hartford Downtown, 50 Morgan Street, Hartford, CT 06120 on May 10, 2002 at 2:00 p.m., or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

CAUTION! PLEASE DO NOT FOLD, STAPLE, OR TEAR THIS CARD

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QuickLinks

ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
MEETINGS AND CERTAIN COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
DIVIDEND REINVESTED TOTAL RETURN
Option Grants In Last Fiscal Year
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002. VOTING RESULTS OF THE ANNUAL MEETING
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER MATTERS